EXHIBIT 2(a)

                                 AMENDMENT NO. 1

                  Amendment No. 1 (this "Amendment"), dated as of August 17, 1998, by and between REPUBLIC SECURITY FINANCIAL CORPORATION, a Florida corporation ("Parent"), and FIRST PALM BEACH BANCORP, INC., a Delaware corporation (the "Company," and together with Parent, the "Parties"), to the Agreement and Plan of Merger (the "Agreement"), dated as of May 27, 1998, by and between the Parties. Capitalized terms which are not otherwise defined herein shall have the meanings set forth in the Agreement.

                  WHEREAS, in accordance with Section 9.3 of the Agreement, the Parties desire to amend the Agreement as set forth herein; and

                  WHEREAS, the Boards of Directors of the Company and Parent have by resolution approved and authorized this Amendment to the Agreement.

                  NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, the Parties hereby agree as follows:

                  1. Section 9.1(g) of the Agreement is hereby amended in its entirety to read as follows:

                  (g) by the Company at any time during the ten-day period commencing two days after the Determination Date (as defined below), if either
(x) both of the following conditions are satisfied:

                           (1) the Average Closing Price (as defined below) shall be less than the product of 0.85 and the Starting Price; and

                           (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio");

or (y) the Average Closing Price shall be less than the product of 0.75 and the Starting Price;

subject to the following four sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to Parent which notice shall specify which of clauses (x) or (y) is applicable (or if both would be applicable, which clause is being invoked); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option, in the case of a termination invoked under clause (x), of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.85, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Parent Ratio. During such five-day period, Parent shall have the option, in the case of a termination invoked under clause (y), to elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.75, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If Parent makes an election contemplated by either of the two preceding sentences, within such five-day period it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this
Section 9.1(g). For purposes of this Section 9.1(g), the following terms shall have the meanings indicated:

         "Average Closing Price" means the average of the last reported sale prices per share of Parent Common Stock as reported on the NASDAQ/NMS (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on the NASDAQ/NMS ending at the close of trading on the Determination Date.

         "Determination Date" means the fifth business day prior to the date on which the last of the Requisite Regulatory Approvals shall be received, without regard to any requisite waiting periods in respect thereof.

         "Index Group" means the group of each of the 13 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 13 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANY                                            WEIGHTING
--------------------                                            ---------
CNB Bancshares, Inc.................................................8.32%
BancorpSouth, Inc..................................................18.19%
Commerce Bancorp, Inc...............................................7.32%
Provident Bankshares Corporation....................................9.97%
United Bankshares, Inc.............................................12.23%
Hancock Holding Company.............................................4.44%
F&M National Corporation............................................8.32%
Carolina First Corporation..........................................7.21%
MainStreet BankGroup Incorporated...................................5.43%
BT Financial Corporation............................................5.09%
Triangle Bancorp, Inc...............................................5.33%
National City Bancshares, Inc.......................................4.38%
United National Bancorp.............................................3.78%

         "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

         "Starting Date" means May 26, 1998.

         "Starting Price" shall mean the last reported sale price per share of Parent Common Stock on the Starting Date, as reported by the NASDAQ/NMS (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source).

         If any company belonging to the Index Group or Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 9.1(g).

                  2. All references to "this Agreement" in the Agreement shall be deemed to refer to the Agreement as amended hereby.

                  3. Each of the Parties represents to the other that (i) it has full corporate power and authority to execute and deliver this Amendment and, subject to the terms and conditions set forth in this Agreement, to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Amendment by such party have been duly and validly approved by the Board of Directors of such party and no other corporate proceedings on the part of such party are necessary in connection with the execution and delivery of this Amendment by such party, and (iii) this Amendment has been duly and validly executed and delivered by such party and constitutes a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

                  4. Except as expressly amended by this Amendment, the Agreement is hereby ratified and confirmed in all respects.

                  5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

                  6. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law provisions.

                  IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                   REPUBLIC SECURITY FINANCIAL
                                   CORPORATION

                                   By: /s/ RUDY E. SCHUPP
                                      -------------------------------
                                   Name: Rudy E. Schupp
                                   Title: President

                                   FIRST PALM BEACH BANCORP, INC.

                                   By: /s/ R. RANDY GUEMPLE
                                      -------------------------------
                                   Name: R. Randy Guemple
                                   Title: Executive Vice President